Exhibit 10.1

SECOND AMENDMENT TO MASTER SALE AGREEMENT

SECOND AMENDMENT TO MASTER SALE AGREEMENT, dated as of September 16, 2014 (the “Second Amendment”), by and among (a) Telefonaktiebolaget L M Ericsson (publ), a company duly established under the laws of Sweden, with registration number 556016-0680, having its registered office at SE-164 83 Stockholm, Sweden (“LME”), (b) Cluster LLC, a Delaware limited liability company (“E Sub”), (c) Unwired Planet, Inc., a Delaware corporation (“UP”), (d) Unwired Planet IP Holdings, Inc., a Delaware corporation (“UP Sub 1”), (e) Unwired Planet IP Manager, LLC, a Delaware limited liability company (“UP Sub 2” and collectively with UP Sub 1, the “UP Subs”), (f) Unwired Planet, LLC, a Nevada limited liability company (“UPLLC”), and (g) Unwired Planet International Limited, an Irish company limited by shares (“UP International”). All of the foregoing parties are referred to herein as the “Parties” and each, a “Party.”

RECITALS

A.	The parties entered into a Master Sale Agreement, dated as of January 10, 2013 (the “Original Agreement”).

B.	The parties entered into an Amendment, Waiver and Consent Agreement, dated as of February 27, 2014 (the “First Amendment”) pursuant to which, among other things, UP International joined the Original Agreement on the terms and conditions set forth therein.

C.	Section 8.7 of the Original Agreement contemplates that the Original Agreement may be amended, supplemented or modified in a written agreement which makes specific reference to the Original Agreement and which is signed by all of the Parties.

D.	The Parties desire to further amend, supplement and modify provisions of the Original Agreement (as amended by the First Amendment). Such amendments, supplements and modifications include the voluntary and intentional surrender of known rights after knowledge of material facts with the intent to waive.

E.	The mutual promises herein constitute adequate consideration for the amendments, supplements and modifications contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

1.	GENERAL

1.1	Effect of this Second Amendment. All references in the Original Agreement or in this Second Amendment to this “Agreement” shall (unless the context otherwise expressly requires) be deemed to be references to the Original Agreement as amended, supplemented and modified by the First Amendment and this Second Amendment. Except as amended, supplemented or modified herein and in the First Amendment, the Original Agreement is unaffected and remains in full force and effect. This Amendment shall take effect immediately upon due execution and delivery by all of the Parties.

1.2	Miscellaneous. Sections 1.2 and 8 of the Original Agreement shall apply mutatis mutandis to this Second Amendment.

1.3	Defined Terms. Capitalized terms used without definition in this Second Amendment have the respective meanings ascribed to them in the Original Agreement, as amended by the First Amendment.

1.4

Due Authorization; Enforceability. Each Party represents and warrants to each other Party that: (a) the execution and delivery of this Second Amendment by such Party and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of such Party, (b) this Second Amendment has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except to the extent limited by general principles of equity and by bankruptcy, insolvency or similar laws and general equitable principles affecting the rights of creditors generally and (c) the execution and delivery of this Second Amendment by such Party and the performance by such Party of the transactions contemplated hereby (i) do not conflict with such Party’s organizational or governing documents and (ii) do not conflict with, result in a breach or violation of, or constitute a default under any law, regulations or rules or any Order of any Governmental Authority applicable to such Party or any material contract to which such Party or such Party’s property is bound.

2.	AMENDMENTS, SUPPLEMENTS AND MODIFICATIONS

2.1	Lenovo Amounts. UPLLC shall, within two Business Days of the date of this Second Amendment, pay to E Sub by wire transfer of immediately available funds to an account designated by E Sub, an aggregate amount of $8,400,915.73, which the parties acknowledge is an acceleration of the payment with respect to the Lenovo transaction. The effectiveness of this Second Amendment is expressly conditioned upon the full payment of the amount and in the manner set forth in this Section 2.1.

2.2	Gross Revenue Definition. The following definition in Section 1.1 of the Original Agreement is amended and restated as follows:

“Gross Revenue” means, for any fiscal period of UPLLC and its Subsidiaries, all payments, fees, revenues and other amounts or consideration of any kind received, collected or generated by UPLLC and its Subsidiaries for such fiscal period, including under Patent licenses, covenants not to assert, releases from past infringement, technology licenses and Patent sales, transfers, assignments, settlements, arbitrations, litigations, other enforcement actions or any other activities of UPLLC and its Subsidiaries (including any fees and other amounts withheld by third parties who are not Affiliates of UPLLC or UP from any cash and other payments owed to or to be paid to UPLLC and its Subsidiaries (including contingency fee arrangements with attorneys where such fee was withheld by such attorneys from amounts otherwise payable to UPLLC)), as determined in accordance with GAAP consistently applied in the preparation of the audited financial statements of UPLLC, except for the treatment of revenue from multi-year arrangements where GAAP requires such revenue to be recognized in advance of or after the receipt, collection or generation, which shall be included or excluded in Gross Revenue per the second paragraph of this definition; provided that, (i) Gross Revenue from any Specified Mobile Licenses shall be calculated in accordance with Section 3.4(a) and (ii) any amounts actually withheld by a third party from any payments otherwise made by such third party to UPLLC and/or its Subsidiaries as required by a Governmental Authority in respect of Taxes which are not reclaimed by UP or UPLLC (as the case may be) shall be deducted in calculating Gross Revenue for the applicable fiscal period; provided that UP, UPLLC or its Subsidiaries (as the case may be) shall have used reasonable efforts to attempt to reclaim such amounts. Amounts eliminated in consolidation between UPLLC and its Subsidiaries shall not constitute Gross Revenue.

In the event of multi-year arrangements, if GAAP requires payments, fees, revenues and other amounts or consideration of any kind received, collected or generated by UPLLC and/or its Subsidiaries in any fiscal period to be recognized in advance of or after the receipt, collection or generation, any such payments, fees, revenues and other amounts or consideration shall not be included in Gross Revenue for the relevant fiscal period as required by GAAP but shall be included in Gross Revenue in the fiscal period in which such payments, fees, revenues and other amounts or consideration are due to UPLLC and/or its Subsidiaries.

2.3	Restricted Party Definition. The following definition is added, in alphabetical order, to Section 1.1:

“Restricted Party” means UP and each of its direct and indirect parent entities, controlling Affiliates or Subsidiaries (other than UPLLC or any direct or indirect wholly-owned Subsidiaries of UPLLC). A Person that beneficially owns less than forty percent (40%) of the outstanding voting securities of UP or its parent company and does not otherwise have the power, direct or indirect, to direct or cause the direction of the management and policies of UP or its parent company during the period that UP or its parent company’s voting securities are listed or traded in the public market shall not be deemed a Restricted Party for so long as such securities are listed or publicly traded.

2.4	UP Change of Control Definition. The definition of UP Change of Control in Section 1 is amended by adding the following paragraph following clause (c) of the definition:

A transaction described in clauses (a), (b) or (c) of this definition in which the holders of a majority of the outstanding voting securities of UP immediately prior to such transaction or series of transactions beneficially own a majority of the outstanding voting securities of the acquirer, successor, person or group immediately after such transactions or series of transactions shall not constitute a UP Change of Control.

2.5	Wireless Patent Definition. The following definitions are added, in alphabetical order, to Section 1.1.

“Bundled” means generating any revenue or otherwise monetizing or creating any economic incentive with respect to any Patent or other Intellectual Property right, including by means of licensing, cross licensing, exchanging, selling, trading, buying or the granting of any implied or express covenant with respect to such Patent or other Intellectual Property right, where such revenue generation or other monetization is, directly or indirectly, provided or combined with, or otherwise offered with any other express or implied economic incentive of any kind with respect to a Covered Patent.

“Wireless Patent” means (i) any Patent containing a claim that is directed at any product or service in the wireless field of use, including, wireless communications networks (including base stations, radio access network devices, switches, routers and related network management services), semiconductors and chipsets enabling wireless communications, mobile phones, tablets and similar end user devices, and all services related thereto (each, a “Covered Patent”), and (ii) any Patent containing any claim that is, directly or indirectly, Bundled, with a Covered Patent. For purposes of clause (i) of this definition, any Patent whose claims are directed at technologies outside of the wireless field of use, e.g. semiconductor technologies, shall not constitute a Covered Patent merely because those claims can be implemented in a product or service that provides wireless or communication functionality.

2.6	Section 3.2.

(a)	Section 3.2(b) is amended and restated as follows.

“(b) Within forty-five (45) days after the completion of each fiscal quarter after the Closing Date, UPLLC shall deliver or cause to be delivered to E Sub an unaudited balance sheet and income statement for UPLLC for the fiscal quarter just ended, prepared in accordance with GAAP consistently applied, certified by a duly authorized officer of UPLLC and a statement, duly certified by an authorized officer of UPLLC (the “Quarterly Cumulative Gross Revenue Statement”) setting forth (i) UPLLC’s Gross Revenue as of fiscal quarter just ended, (ii) UPLLC’s Cumulative Gross Revenue as of the end of the fiscal quarter just ended and (iii) the resulting amount of the payment owed to E Sub calculated in accordance with Section 3.2(a) (each, a “Quarterly Payment”) for the fiscal quarter just ended. The Quarterly Payment shall be paid by UPLLC to E Sub in immediately available funds on the sixtieth (60th) day after the end of each fiscal quarter (each, a “Quarterly Payment Date”). Each Quarterly Cumulative Gross Revenue Statement after the date of the Second Amendment shall contain a reconciliation (including zero) of amounts included or excluded per the second paragraph of definition of Gross Revenue to revenue recognized under GAAP in such fiscal quarter.

(b)	Section 3.2 is further amended by adding the following Section 3.2(h):

“(h) UP shall have the right, but not the obligation, to reduce E Sub’s revenue sharing percentage in Section 3.2(a)(iii) in accordance with this Section 3.2(h). The option provided for in this Section 3.2(h) may be exercised in whole or in part, from time to time until the third anniversary of the date of this Second Amendment, and on such third anniversary this option shall expire. UP may exercise this option by notice to E Sub and LME accompanied by a wire transfer of $5 million per integer percentage point reduction. Any exercise of this option must be for an integer number of percentage points and will be effective as of the first day of next fiscal quarter after the date of such notice and payment and shall apply for the remainder of the term of this Agreement. The maximum aggregate percentage point reduction under this option shall be twenty percent for an aggregate payment of $100,000,000.”

2.7	Section 3.3. Section 3.3(c) is amended and restated as follows:

“(c) If E Sub elects to terminate this Agreement and receive a Sale Payment, then, in accordance with Section 3.3(e), UPLLC shall pay to E Sub an aggregate amount (the “Sale Payment”) calculated in accordance with Section 3.2(a), with the Fair Market Value of Target Patents being deemed additional “Cumulative Gross Revenue” for purposes of such calculation, it being understood and agreed that the Sale Payment shall be an amount in addition to (but without duplication of) the Quarterly Payment calculated in accordance with Section 3.2(f) in respect of the fiscal quarter in which the UP Change of Control is consummated; provided that, if the UP Change of Control occurs prior to the fourth (4th) anniversary of the Closing, notwithstanding anything set forth in the foregoing to the contrary and irrespective of what the Fair Market Value of Target Patents is determined to be, in no event shall the Sale Payment be less than an amount equal to (x) $2,000,000,000 minus (y) the aggregate amount of all Quarterly Payments actually received by E Sub pursuant to Section 3.2 on or prior to the date of the payment of the Sale Payment (including the Quarterly Payment payable in accordance with Section 3.2(f)).

If any Quarterly Payments remain in dispute pursuant to the terms of Section 3.2(c) at the time of determination of the Sale Payment, then the amount included in the foregoing clause (y) shall be the sum of the amounts of all prior Quarterly Payments that are not in dispute and actually paid to E Sub, and any amounts of prior Quarterly Payments remaining in dispute shall either be finally resolved or provided for in escrow or other arrangement reasonably satisfactory to E Sub pursuant to the terms of Section 3.2(f).”

2.8	Section 6.11. UP represents that it has, directly or indirectly as of the date of this Second Amendment, made cash contributions to UPLLC in an aggregate amount of approximately $37,300,000 (the “Past Contributions”). Effective upon the date on which evidence and documentation reasonably satisfactory to E Sub and LME is delivered to E Sub and LME demonstrating the completion of a capital contribution by the UP Subs of at least $50,000,000 in cash (in addition to the Past Contributions) to UPLLC (which amount shall (i) for purposes of Section 6.2(b), be prohibited from being distributed or paid until UPLLC has achieved $500,000,000 of Cumulative Gross Revenue and (ii) be used by UPLLC for the sole purpose of directly supporting licensing or litigation activities with respect to the patents contributed pursuant to the Original Agreement), Section 6.11(a) shall be amended and restated as follows:

“(a) For the period commencing on the Closing Date and terminating on the earlier of (i) the expiration date of the last of the Ericsson Assigned Patents to expire and (ii) the consummation of a UP Change of Control (the “Restriction Period”), UP shall not, and shall cause each Restricted Party not to, directly or indirectly engage in, anywhere in the world, whether by directly conducting, acquisition of or ownership in, providing services (relating to any Competing Business) to another Person who conducts or otherwise, the business (the “Competing Business”) of generating revenue or otherwise monetizing any Patents by means of licensing or selling of Patents or initiation or participation in litigation or other legal proceedings to protect and enforce any Patent or any other Intellectual Property right or any other business that is competitive with the business of UPLLC as then conducted; provided, however, that (A) nothing set forth herein shall preclude any Restricted Party or its Affiliates from maintaining or undertaking passive investments in any Person primarily engaged in a Competing Business so long as the aggregate interest represented by such investments does not exceed two percent (2%) of any class of the outstanding debt or equity securities of any such Person, (B) the business of generating revenue from the sale of any product where the purchaser of such product receives an implied license to any Patent (other than any Patent owned or controlled by UPLLC) shall not be deemed to be a Competing Business so long as such business is not conducted in a manner or for the purposes of circumventing the restrictions set forth in the first sentence of this Section 6.11(a), and (C) UP and each of the other Restricted Parties may engage in any Competing Business to the extent that the Patents licensed, sold or otherwise directly or indirectly monetized as part of such Competing Business are not Wireless Patents (such non-Wireless Patents, the “Other Patents”) so long as and only to the extent that (w) UP and such Restricted Parties comply with the other provisions of this Agreement, including Section 6.9, the after-acquired patent provisions of the UPLLC License, Section 6.1(w) and Section 6.1(x); (x) UP and any other applicable Restricted Party does not reduce or divert any internal or external resource dedicated to, or which would be otherwise required by, UPLLC and/or its business activities as currently conducted or as conducted in the future, including by means of reducing or diverting the number of employees or consultants, or their time or efforts dedicated to UPLLC, or reducing or diverting any time or efforts of any executive of UP or any other applicable Restricted Party from UPLLC and/or its business activities; (y) neither UP nor any other applicable Restricted Parties may directly or indirectly bundle, combine or otherwise create any economic incentives for any existing or potential customers or licensees of UPLLC or its Subsidiaries to purchase, license or otherwise obtain any rights in or to any combined products or assets of UPLLC and its direct or indirect Subsidiaries, on the one hand, and UP and any Restricted Parties (including any Competing Business), on the other hand, and (z) any such Other Patents could not reasonably be expected to be substitutes for any Patents owned by UPLLC and its Subsidiaries by any customer or licensee of UP or any other Restricted Party; provided, further, that it is expressly agreed and understood by the Parties that, solely with respect to subsection (C) above, to the extent any such Competing Business fails to comply with the terms and conditions set forth in clauses (w)-(z), any and all payments, fees, revenues and other amounts or consideration of any kind received, collected or generated by such Competing Business shall be deemed Gross Revenues for purposes of this Agreement.”

2.9	Future Acquisitions.

(a)	Representatives of LME and UP will meet on at least a quarterly basis, beginning with the first calendar quarter of 2015, to discuss whether LME or its Affiliates desire to financially participate in prospective acquisition/investment opportunities of UP (including any Restricted Party) that do not involve Wireless Patents (each, an “Acquisition”). UP will inform LME if any such opportunities for Acquisitions arise prior to the first quarterly meeting and the provisions of this Section 2.9 shall apply to such opportunities. If LME desires to participate in any such Acquisition, LME will notify UP within thirty (30) days following such meeting or being notified of such Acquisition (whether such Acquisition has then been consummated or not). During a thirty (30)-day period after delivery of such notice by LME (such period, the “Negotiation Period”), LME and UP shall negotiate in good faith for the purpose of reaching mutually acceptable terms and conditions for LME or any of its Affiliates to participate in the Acquisition, which, in the case where such Acquisition is permitted by this Section 2.9 to be consummated prior to the expiration of the Negotiation Period and has been so consummated, shall retroactively apply to such Acquisition. If such Acquisition involves only UP or any other Restricted Party as buyer, the seller and any financing source that is an investment or commercial bank, then UP may proceed with the Acquisition prior to the expiration of the Negotiation Period; provided that the immediately preceding sentence is complied with, but otherwise UP or any other Restricted Party may not proceed with the Acquisition unless LME and UP are not able to reach definitive agreement at the expiration of the Negotiation Period. Material non-public information disclosed by LME or UP during such negotiation shall be deemed confidential information of LME or UP, as applicable. If such Acquisition involves third parties (other than the seller or any commercial or investment bank as financier) and if after the expiration of the Negotiation Period no definitive agreements have been entered into between UP and LME, then UP may proceed with the Acquisition; provided that the terms and conditions of such third party’s participation shall not be more favorable to such third party than the terms and conditions last offered to LME by UP during the Negotiation Period. In all cases any Acquisition by UP or any other Restricted Party shall be conducted in compliance with the Agreement (including provisions of this Second Amendment).

(b)	For the avoidance of doubt: (i) neither party will be obligated to pursue any Acquisition identified in any quarterly meeting or otherwise by notice; (ii) LME will not be obligated to finance any Acquisition nor will UP be obligated to partner with LME on any Acquisition if despite the good faith negotiation the parties fail to enter into definitive agreements; (c) nothing in this Agreement shall restrain either LME or any of its Subsidiaries and Affiliates, on the one hand, and UP and any other Restricted Party, on the other hand, from bidding on or acquiring any Patents or other assets so long as, in the case of UP and any other Restricted Party, such bidding or acquisition is made in accordance with the terms of the Agreement (including this Section 2.9 of the Second Amendment).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Second Amendment has been executed by the Parties hereto as of the date first written above.

TELEFONAKTIEBOLAGET L M ERICSSON

By:	/s/ Jan Frykhammar
Name:	Jan Frykhammar
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Christina Petersson
Name:	Christina Petersson
Title:

CLUSTER LLC

By:	/s/ John Han
Name:	John Han
Title:	Authorized Person

SIGNATURE PAGE TO SECOND AMENDMENT

UNWIRED PLANET, INC.

By:	/s/ Eric J. Vetter
Name:	Eric J. Vetter
Title:	President, CFO/CAO

UNWIRED PLANET IP HOLDINGS, INC.

By:	/s/ Eric J. Vetter
Name:	Eric J. Vetter
Title:	Director

UNWIRED PLANET IP MANAGER, LLC

By:	/s/ Eric J. Vetter
Name:	Eric J. Vetter
Title:	Director

UNWIRED PLANET, LLC

By:	/s/ Eric J. Vetter
Name:	Eric J. Vetter
Title:	Director

UNWIRED PLANET INTERNATIONAL LIMITED

By:	/s/ Sami Saru
Name:	Sami Saru
Title:	Managing Director

SIGNATURE PAGE TO SECOND AMENDMENT